                                                                      EXHIBIT 11
                           SOFTWARE AG SYSTEMS, INC.
                            WEIGHTED AVERAGE SHARES

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                                     PREDECESSOR              COMBINED  PREDECESSOR SUCCESSOR
                         ------------------------------------ --------- ----------- ---------
                                                      NINE      NINE       THREE       SIX
                                                     MONTHS    MONTHS     MONTHS     MONTHS
                          YEARS ENDED DECEMBER 31,    ENDED    ENDED       ENDED      ENDED
                         -------------------------- SEPT. 30, SEPT. 30,  MARCH 31,  SEPT. 30,
                           1994     1995     1996     1996      1997       1997       1997
                         -------- -------- -------- --------- --------- ----------- ---------
                                        (in thousands, except per share data)
Weighted average common
 shares outstanding.....   27,500   27,500   27,500   27,500   24,338      27,500     24,338
Options issued within
 one year
 of filing of initial
 public offering........    3,084    3,084    3,084    3,084    3,084       3,084      3,084
                         -------- -------- --------  -------   ------     -------    -------
                           30,584   30,584   30,584   30,584   27,422      30,584     27,422
                         ======== ======== ========  =======   ======     =======    =======
CALCULATION OF NET
 INCOME (LOSS) PER
 SHARE:
Net income (loss) ...... $  1,382 $  3,326 $  6,209  $ 1,910   $  297     $ 1,373    $(1,076)
                         ======== ======== ========  =======   ======     =======    =======
Net income (loss) per
 share.................. $   0.05 $   0.11 $   0.20  $  0.05   $ 0.01     $  0.04    $ (0.04)
                         ======== ======== ========  =======   ======     =======    =======
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